FILED PURSUANT TO RULE 424(b)(3)
                                                    REGISTRATION NO. 333-110318
PRICING SUPPLEMENT NO. 10
DATED MAY 10, 2005 TO
PROSPECTUS DATED DECEMBER 3, 2003
AND PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004


                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                                 (FIXED RATE)
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$500,000,000                     Original Issue Date:  May 13, 2005

Agents' Discount or Commission:  U.S.$1,750,000	        Stated Maturity:  May 15, 2010

Net Proceeds to Issuer:  U.S.$498,180,000               Interest Rate:  4.875%

Form:  [ x ] Book Entry	 [   ] Certificated             CUSIP No.:  02635PSV6

Specified Currency (If other than U.S. dollars): N/A    Authorized Denominations (If other
                                                        than U.S.$1,000 and integral multiples
                                                        thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

Banc of America Securities LLC	          U.S.$150,000,000      Capacity: [ x ] Agent [   ] Principal
Barclays Capital Inc.                     U.S.$150,000,000      Capacity: [ x ] Agent [   ] Principal
Citigroup Global Markets Inc.             U.S.$150,000,000      Capacity: [ x ] Agent [   ] Principal
BNY Capital Markets, Inc.                 U.S.$ 15,000,000      Capacity: [ x ] Agent [   ] Principal
Greenwich Capital Markets, Inc.           U.S.$ 15,000,000      Capacity: [ x ] Agent [   ] Principal
KeyBanc Capital Markets, a division
  of McDonald Investments Inc.	          U.S.$ 10,000,000      Capacity: [ x ] Agent [   ] Principal
Mitsubishi Securities International plc   U.S.$ 10,000,000      Capacity: [ x ] Agent [   ] Principal


If as Agent:  The notes are being offered at a fixed initial public offering price of 99.986% of principal amount.

If as Principal :
      [   ]   The notes are being offered at varying prices related to
              prevailing market prices at the time of resale.
      [   ]   The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Interest Payment Date(s):  May 15 and November 15, commencing November 15, 2005

Redemption Provisions:
   [ x ]   The notes cannot be redeemed prior to the Stated Maturity.
   [   ]   The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage:  ___%
           Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
   [ x ]   The notes cannot be repaid prior to the Stated Maturity.
   [   ]   The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., HSBC, JPMorgan, Morgan Stanley, UBS Investment Bank and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $4,381,886,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of offers to purchase notes described in the accompanying prospectus supplement.

                         ____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.